UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest reported)	June 16, 2009

AMERICAN LITHIUM MINERALS INC.
(Exact name of registrant as specified in its charter)
NEVADA	333-132648	71-1049972
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)
2850 W. Horizon Ridge Parkway, Suite 200, Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(702) 430-4789

NUGGET RESOURCES, INC.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
( ) Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

( ) Pre commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 – Corporate Governance and Management

Item 5.02

Changes in Control of Registrant.

Effective on June 4, 2009, the Company’s Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, Matthew Markin (the "Seller"), entered into an agreement for the sale and purchase of securities (the "Agreement") with Mr. Dave Clarke (the "Purchaser"), a newly appointed member of the Board of Directors.  In accordance with the terms and provisions of the Agreement, the Seller sold an aggregate of 4,000,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) held of record, representing approximately 8.33% of the issued and outstanding Common Stock of the Company, to the Purchaser in a private transaction under Section 4 1/2 of the Securities Act of 1933, for aggregate consideration of $150,000. The shares of Common Stock are restricted securities.  The Seller will retain his interest in the balance of 22,000,000 shares of Common Stock.  The source of funds used by Purchaser was personal funds.

As a result, there has been a change in control of the Company. As of the date of this Form 8-K Current Report, there are 48,000,000 shares of Common Stock issued and outstanding. Thus, the acquisition by Purchaser of the 4,000,000 shares of Common Stock represents an equity interest of approximately 8.33% in the Company.  Other than as disclosed above, there are no arrangements or understandings between the Seller and the Purchaser and their respective agents and associates with respect to election of directors or other matters.

There are no arrangements, known to the Company, including any pledge by any person of the Company’s securities, the operation of which may at a subsequent date result in a change of control.

The information required by Item 5.01(a)(8) was previously reported by the Company on its Form 10-K for the period ended September 30, 2008 filed with the Securities and Exchange Commission on January 5, 2009 and the Form 10-K/A for the period ended September 30, 2008 filed with the Securities and Exchange Commission on March 12, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LITHIUM MINERALS INC.

Date : June 16, 2009	By :	/s/ Matthew Markin
Matthew Markin,
President